Exhibit 5.2
March 20, 2008

(212) 351-4000	C 19398-00021
(212) 351-4035
COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (File No. 333-130711), as amended (the “Registration Statement”), of Coeur d’Alene Mines Corporation, an Idaho corporation, an Idaho corporation (the “Company”), as supplemented by a preliminary prospectus supplement filed on March 12, 2008 and a prospectus supplement filed on March 14, 2008, each filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of $230 million principal amount of its 3.25% Convertible Senior Notes due 2028 (the “Notes”). The Notes are being sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated as of March 12, 2008, between the Company and Deutsche Bank Securities Inc., as representative of the underwriters (the “Underwriters”). The Notes will be issued pursuant to an Indenture, dated as of March 18, 2008, by and between the Company and The Bank of New York, as trustee, as supplemented by a supplemental indenture, dated March 18, 2008 (the Indenture, as supplemented, the “Indenture”).
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and that such documents are binding on all persons (other than the Company) signing such documents.

COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
March 20, 2008

     We are not admitted or qualified to practice law in Idaho. Therefore, we have relied upon the opinion of Kelli Kast, Esq., General Counsel to the Company, filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K with respect to matters governed by the laws of Idaho.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Notes, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     The foregoing opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP